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Exhibit 3.1

ARTICLES OF ORGANIZATION
OF
GTA-IB, LLC

        The undersigned, being a duly authorized representative of a member, desiring to form a limited liability company under and pursuant to the Florida Limited Liability Company Act, Chapter 608, Florida Statutes, does hereby adopt the following Articles of Organization:

ARTICLE I

NAME

        The name of the limited liability company is GTA-IB, LLC (the "Company").

ARTICLE II

ADDRESS

        The principal office and mailing address of the Company is:

701 Brickell Ave.
Suite 3000
Miami, Florida 33131

ARTICLE III

REGISTERED AGENT AND OFFICE

        The Company designates 701 Brickell Ave., Suite 3000, Miami, Florida 33131 as the street address of the initial registered office of the Company and names Intrastate Registered Agent Corporation as the Company's initial registered agent at that address to accept service of process within this state.

ARTICLE IV

MANAGEMENT

        The Company shall be managed by at least one (1) Member as described in the Operating Agreement.

ARTICLE V. DURATION AND CONTINUATION

        The period of the Company's duration shall commence with the filing of these Articles of Organization with the Secretary of State, and shall continue perpetually, unless terminated (i) in accordance with the Company's Operating Agreement, or (ii) by the written agreement of a majority of ownership interest.

ARTICLE VI. PURPOSE

        The purpose for which the Company is being formed is to engage in any activity or business permitted under the laws of the United States and the State of Florida.

ARTICLE VII. ADDITIONAL MEMBERS

        Additional Members may be admitted upon the approval of a majority of the ownership interest of the Company, upon the written application of such new Member, in the manner set forth in the Operating Agreement of the Company.

ARTICLE VIII. OPERATING AGREEMENT

        The power to adopt, alter, amend, or repeal the Operating Agreement of the Company shall be vested in the Members of the Company in the manner set forth in the Operating Agreement of the Company.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal this 30th day of December, 2002.

/s/ Mark I. Aronson Mark I. Aronson Duly Authorized Representative of a Member

ACCEPTANCE OF REGISTERED AGENT

        The undersigned agrees to act as registered agent for GTA-IB, LLC to accept service of process at the place designated in these Articles of Organization, and to comply with the provisions of Chapter 608, Florida Statutes, and acknowledge that the undersigned is familiar with, and accepts, the obligations of such position on this 30th day of December, 2002.

INTRASTATE REGISTERED AGENT CORPORATION
By:	/s/ Ronald Albert, Jr.
Name: Ronald Albert, Jr.
Title: Vice President

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  Exhibit 3.1